UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2012

Williams Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-32599	20-2485124
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Williams Center Tulsa, Oklahoma	74172-0172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 573-2000

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 29, 2012, Williams Partners L.P., a Delaware limited partnership (the “Partnership”), Williams Partners Operating LLC, a Delaware limited liability company (the “Operating Company”), and Williams Field Services Group, LLC, a Delaware limited liability company (“WFSG” and together with the Partnership and the Operating Company, the “Partnership Parties”) entered into a Contribution Agreement (the “Agreement”) with The Williams Companies, Inc. (“Williams”) and Williams Partners GP LLC (the “General Partner” and together with Williams, the “Contributing Parties”) to acquire all of the issued and outstanding membership interests (the “Contributed Interest”) of Williams’ wholly owned subsidiary Williams Olefins, L.LC. (the “Transaction”).

The aggregate consideration (“Aggregate Consideration”) for the Contributed Interest, subject to certain post-closing adjustments, will consist of: (i) $25,000,000 cash (the “Cash Consideration”); (ii) 42,778,812 common units representing limited partner interests in the Partnership issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof (the “Private Placement”); and (iii) an increase in the capital account of the General Partner to allow it to maintain its 2% general partner interest in the Partnership and the issuance of general partner units to the General Partner equal to 2/98th of the number of common units issued in the Private Placement.

Upon the closing of the Transaction, the General Partner also agreed to temporarily waive distributions on its incentive distribution rights: (a) in an amount equal to $16,000,000 per quarter commencing with the quarter with respect to which the first record date following the closing date of the Transaction occurs and ending with the later of the distribution with respect to the quarter ending December 31, 2013 or the quarter during which occurs a date that is 30 days following substantial completion of the expansion project at an olefins production plant located in Geismar, Louisiana in which Williams Olefins, L.L.C. owns an approximate 83% undivided interest (the “Geismar Expansion Date”) (provided that if the Geismar Expansion Date occurs after December 31, 2013, the final quarterly reduction shall be prorated); and (b) in an additional amount, if any, required to cover the excess of any post-closing adjustments for the Transaction in favor of the Partnership Parties above the Cash Consideration. The temporary waiver of distributions with respect to incentive distribution rights described above will be implemented by an amendment to the Partnership’s Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, as amended, in the form attached as Exhibit B to the Agreement to be entered into on the closing date of the Transaction.

The Agreement includes customary representations, indemnification obligations, warranties and covenants by the parties and is subject to the satisfaction of certain customary closing conditions. The Agreement contains certain termination rights for both the Partnership Parties and the Contributing Parties.

The foregoing description of the Agreement and the transactions contemplated thereby and of the exhibits to the Agreement are not complete and are subject to and qualified in their entirety by reference to the full text of such documents. A copy of the Agreement, including the exhibits and schedules thereto, is attached hereto as Exhibit 10.1.

The General Partner serves as the general partner of the Partnership, holding a 2% general partner interest and incentive distribution rights in the Partnership. Williams currently directly or indirectly owns (i) 100% of the General Partner, which allows it to control the Partnership and to own the 2% general partner interest and incentive distribution rights in the Partnership and (ii) an approximate 64% limited partner interest in the Partnership.

The Conflicts Committee of the Board of Directors of the General Partner unanimously recommended approval of the Transaction to the Board of Directors, which then unanimously approved the Transaction. The Conflicts Committee, which is composed entirely of independent directors, retained independent legal and financial advisors to assist in evaluating and negotiating the Transaction.

Item 3.02. Unregistered Sales of Equity Securities.

The information described in Item 1.01 regarding the Private Placement is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
Exhibit 10.1	Contribution Agreement entered into as of October 29, 2012, by and among The Williams Companies, Inc., Williams Partners GP LLC, Williams Partners L.P., Williams Partners Operating LLC, and Williams Field Services Group, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS PARTNERS L.P.

	By:	Williams Partners GP LLC,
its General Partner

Date: November 2, 2012	By:	/s/ William H. Gault
William H. Gault
Assistant Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
Exhibit 10.1	Contribution Agreement entered into as of October 29, 2012, by and among The Williams Companies, Inc., Williams Partners GP LLC, Williams Partners L.P., Williams Partners Operating LLC, and Williams Field Services Group, LLC.